Exhibit 10.11
EPT Mount Snow, Inc.
30 West Pershing Road, Suite 201
Kansas City, Missouri 64108

Re:	Funding of additional $1,200,000 for use in connection with Vermont Act 250 Permitting applications and related purposes (“Act 250 Development Activities”) pursuant to Amended and Restated Promissory note in the amount of $59,000,000.00 (such note, the “Amended and Restated Note”, and such additional funds, the “Act 250 Funds”) from Mt. Snow, Ltd., a Vermont corporation (“Mount Snow”) and Peak Resorts, Inc., a Missouri corporation (collectively, “Borrower”) in favor of EPT Mount Snow, Inc., a Delaware corporation (“Lender”); Post Closing Agreement dated April 4, 2007 by and between Borrower and Lender (the “Post-Closing Agreement”).
Ladies and Gentlemen:
     As you know, the funding of the Act 250 Funds to Borrower pursuant to the Amended Restated Note is in the process of occurring. In connection therewith, the parties have required execution of this letter (this “Agreement”). The undersigned hereby agree as follows with respect to Act 250 Development Activities undertaken by Borrower and the advancement by Borrower of its own additional funds in connection therewith:
     1. Defined Terms. Capitalized terms used herein, but not otherwise defined, shall have the meaning given in the Post-Closing Agreement.
     2. Treatment of Additional Funds Advanced by Borrower for Act 250 Development Activities. Without in any way altering, limiting or waiving any of the obligations, rights or remedies of Lender or Borrower under or pursuant to the Post-Closing Agreement, Lender and Borrower hereby acknowledge that it is currently contemplated that the total amount of costs to be incurred in connection with Act 250 Development Activities with respect to the development of the Mount Snow base village are approximately $1,500,000. Of that amount, Lender has agreed to, subject to the terms of the applicable loan documents, to advance $1,200,000.00 of such costs, with such costs to be repaid pursuant to the terms and conditions of the Amended and Restated Note. The parties contemplate that the additional $300,000.00 necessary to complete the Act 250 Development Activities will be funded exclusively by Mount Snow (the “Borrower Funded Act 250 Contribution”). The parties agree that the Borrower Funded Act 250 Contribution, to the extent actually funded by Borrower, and to the extent the same does not exceed $300,000.00, shall be treated for all purposes as a loan by Borrower at a rate of 9% to the Joint Venture Entity (the “Peak Loan”), as defined by the Post-Closing Agreement, with such Peak Loan to be repaid following the complete repayment of any and all obligations under that certain Promissory Note (Mount Snow Development Land Loan) dated April 4, 2007 in the amount of $25,000,000.00. The parties agree that the Peak Loan shall be repaid in full prior to any distribution to Lender or Borrower, in their capacitities as members of the Joint Venture Entity.
     3. Governing Law. This Agreement shall be governed by and construed in accordance with, the laws of the State of Missouri.

     4. Miscellaneous. This Agreement shall inure to the benefit of Lender and Borrower, and their successors and assigns.
     5. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall together constitute one agreement which is binding upon all the parties hereto, notwithstanding that all parties are not signatories to the same counterpart.
     IN WITNESS WHEREOF, Borrower and Lender have executed this Agreement as of June 20, 2009.

PEAK RESORTS, INC., a Missouri corporation
By:	/s/ Stephen J. Mueller
Stephen J. Mueller, Vice-President

MOUNT SNOW, LTD., a Vermont corporation
By:	/s/ Stephen J. Mueller
Stephen J. Mueller, Vice-President

EPT MOUNT SNOW, INC., a Delaware corporation
By:	/s/ Gregory K. Silvers
Gregory K. Silvers, Vice President

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